Exhibit 99.1

WD-40 Company Reports Fourth Quarter and Fiscal Year 2019 Financial Results

~  Fourth quarter consolidated net sales grew  4 percent in reported currency and 6 percent on a constant currency basis period-over-period ~

SAN DIEGO – October 17, 2019 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its fourth quarter and fiscal year ended August 31, 2019.

Financial Highlights and Summary

•

Total net sales for the fourth quarter were $106.7 million, an increase of 4 percent compared to the prior year fiscal quarter. For the full fiscal year, total net sales were $423.4 million, also an increase of 4 percent compared to the prior fiscal year.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had an unfavorable impact on sales for the current quarter and full fiscal year.  On a constant currency basis, total net sales would have been $109.2 million for the fourth quarter and $433.8 million for the full fiscal year.

•

Net income for the fourth quarter was $8.6 million, a decrease of 60 percent compared to the prior year fiscal quarter. For the full fiscal year, net income was $55.9 million, a decrease of 14 percent from the prior fiscal year.

•

Diluted earnings per share were $0.63 in the fourth quarter, compared to $1.54 per share for the prior year fiscal quarter. For the full fiscal year, diluted earnings per share were $4.02 compared to $4.64 in the prior fiscal year.

•

Gross margin was 54.6 percent in the fourth quarter compared to 55.2 percent in the prior year fiscal quarter.  For the full fiscal year, gross margin was 54.9 percent compared to 55.1 percent in the prior fiscal year.

•

Selling, general and administrative expenses were down 3 percent in the fourth quarter to $28.7 million when compared to the prior year fiscal quarter.  Selling, general and administrative expenses for the full fiscal year were up 2 percent to $123.9 million compared to the prior fiscal year.

•

Advertising and sales promotion expenses were down 9 percent in the fourth quarter to $5.9 million when compared to the prior year fiscal quarter.  Advertising and sales promotion expenses for the full fiscal year were up 4 percent to  $23.3 million compared to the prior fiscal year.

“In the fourth quarter, net income and diluted earnings per share were negatively impacted by an $8.7 million reserve for an uncertain tax position that we recorded, and previously disclosed, during the fourth quarter,” said Jay Rembolt, WD-40 Company’s chief financial officer.  “Because of this adjustment, our net income is significantly lower on a year-over-year basis in both the quarter and the full fiscal year. The good news is that this a one-time charge and the high tax rate we recorded is not expected to carry into fiscal year 2020.  We expect the provision for income tax to be between 20 and 22 percent in fiscal year 2020,” concluded Rembolt.

WD-40 Company’s chief executive officer, Garry Ridge added, “We are pleased that we achieved sales results in fiscal year 2019 which reflect another solid year for the Company. Our maintenance products delivered solid sales increases in the full fiscal year including 4 percent growth of WD-40 Multi-Use Product and 13 percent growth of WD-40 Specialist.  I’d like to thank the tribe for their contributions during fiscal year 2019. The tribe has never been more aligned and focused. We are clear about our purpose and we know what we need to do to achieve our long-term goals.”

Net Sales by Segment (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2019	2018	% Change	2019	2018	% Change
Americas	$49,318	$48,749	1%	$193,972	$192,878	1%
EMEA	36,356	36,647	(1)%	160,615	150,878	6%
Asia-Pacific	21,070	17,244	22%	68,763	64,762	6%
Total	$106,744	$102,640	4%	$423,350	$408,518	4%

•	Net sales by segment as a percent of total net sales for the fourth quarter were as follows: for the Americas, 46 percent; for EMEA, 34 percent; and for Asia-Pacific, 20 percent.
•

Net sales in the Americas were up 1 percent in the fourth quarter due entirely to higher sales of maintenance products in the United States and Canada, which increased 2 percent and 19 percent, respectively.  This increase was partially offset by lower sales of maintenance products Latin America. The higher sales of maintenance products in the United States were primarily due to an increase in sales of WD-40 Specialist.  The higher sales of maintenance products in Canada were primarily due to strong sales of WD-40 Multi-Use Product.

•

Net sales in EMEA decreased 1 percent in the fourth quarter primarily due to  changes in foreign currency exchange rates, which had an unfavorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the fourth quarter would have increased by $1.6 million, or 4 percent, compared to the prior fiscal year period primarily due to higher sales of WD-40 Multi-Use Product within EMEA’s distributor markets. EMEA also experienced strong sales of homecare and cleaning products which increased 16 percent compared to the prior year fiscal period.

•

Net sales in Asia-Pacific increased 22 percent in the fourth quarter primarily due to a 28 percent increase in sales in the Asia distributor markets and a 22 percent increase in sales in China.  The sales growth in the Asia distributor markets was primarily attributable to increased sales driven by successful promotional programs as well as the timing of customer orders in certain countries.   The growth in China was due to the timing of promotional activities as well as continued growth within the e-commerce channel.  Changes in foreign currency exchange rates had an unfavorable impact on sales for the Asia-Pacific segment from period to period. On a constant currency basis Asia-Pacific sales for the fourth quarter would have increased by $4.3 million, or 25 percent, compared to the prior fiscal year period.

Net Sales by Product Group (in thousands):

	Three Months Ended August 31,			Fiscal Year Ended August 31,
	2019	2018	% Change	2019	2018	% Change
Maintenance products	$97,273	$93,203	4%	$386,644	$372,391	4%
Homecare and cleaning products	9,471	9,437	-	36,706	36,127	2%
Total	$106,744	$102,640	4%	$423,350	$408,518	4%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 4 percent in the fourth quarter when compared to the prior fiscal year period.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product within the Asia-Pacific segment and increased sales of WD-40 Specialist within the Americas segment.

•

Net sales of homecare and cleaning products remained relatively constant in the fourth quarter when compared to the prior fiscal year period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, October 8, 2019 a quarterly dividend of $0.61 per share payable October 31, 2019 to stockholders of record at the close of business on October 18, 2019.

On June 19, 2018, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2018, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2020. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2018 through August 31, 2019, the Company repurchased 175,955 shares at a total cost of $29.6 million under this $75.0 million plan.

Fiscal Year 2020 Guidance

The Company issued the following guidance for fiscal year 2020:

•	Net sales growth is projected to be between 3 and 7 percent with net sales expected to be between $436 million and $453 million.
•	Gross margin percentage for the full year is expected to be between 54 and 55 percent.
•	Advertising and promotion investments are projected to be between 5.5 and 6.0 percent of net sales.
•	The provision for income tax is expected to be between 20 and 22 percent.
•	Net income is projected to be between $65.0 million and $66.2 million.
•	Diluted earnings per share is expected to be between $4.74 and $4.83 based on an estimated 13.7 million weighted average shares outstanding.

This guidance is expressed in good faith and is believed by the Company to have a reasonable basis; however, it is not possible to predict with a reasonable degree of certainty the actual impact of fluctuating foreign currency exchange rates and these currency fluctuations may have a significant impact on the Company’s fiscal year 2020 guidance. This guidance does not include any future acquisitions or divestitures and assumes that crude oil prices will remain close to current levels for the remainder of fiscal year 2020.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $423.4 million in fiscal year 2019 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; and forecasted foreign currency exchange rates and commodity prices. Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019,  which the company expects to file with the SEC on October 22, 2019.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of October 17, 2019, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	August 31,	August 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$27,233	$48,866
Short-term investments	-	219
Trade accounts receivable, less allowance for doubtful
accounts of $300 and $340 at August 31, 2019
and 2018, respectively	72,864	69,025
Inventories	40,682	36,536
Other current assets	7,216	13,337
Total current assets	147,995	167,983
Property and equipment, net	45,076	36,357
Goodwill	95,347	95,621
Other intangible assets, net	10,652	13,513
Deferred tax assets, net	403	511
Other assets	3,189	3,074
Total assets	$302,662	$317,059

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$18,727	$19,115
Accrued liabilities	18,513	26,240
Accrued payroll and related expenses	15,301	14,823
Short-term borrowings	21,205	23,600
Income taxes payable	844	2,125
Total current liabilities	74,590	85,903
Long-term borrowings	60,221	62,800
Deferred tax liabilities, net	11,688	11,050
Other long-term liabilities	10,688	1,817
Total liabilities	157,187	161,570

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,773,977 and 19,729,774 shares issued at August 31, 2019 and 2018, respectively; and 13,718,661 and 13,850,413 shares outstanding at
August 31, 2019 and 2018, respectively	20	20
Additional paid-in capital	155,132	153,469
Retained earnings	374,060	351,266
Accumulated other comprehensive income (loss)	(32,482)	(27,636)
Common stock held in treasury, at cost ― 6,055,316 and 5,879,361
shares at August 31, 2019 and 2018, respectively	(351,255)	(321,630)
Total shareholders' equity	145,475	155,489
Total liabilities and shareholders' equity	$302,662	$317,059

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended August 31,		Fiscal Year Ended August 31,
	2019	2018	2019	2018

Net sales	$106,744	$102,640	$423,350	$408,518
Cost of products sold	48,476	45,990	191,010	183,255
Gross profit	58,268	56,650	232,340	225,263

Operating expenses:
Selling, general and administrative	28,668	29,658	123,946	121,394
Advertising and sales promotion	5,886	6,486	23,306	22,314
Amortization of definite-lived intangible assets	650	735	2,706	2,951
Total operating expenses	35,204	36,879	149,958	146,659

Income from operations	23,064	19,771	82,382	78,604

Other income (expense):
Interest income	32	83	155	454
Interest expense	(579)	(1,171)	(2,541)	(4,219)
Other income (expense), net	(54)	426	774	339
Income before income taxes	22,463	19,109	80,770	75,178
Provision for income taxes	13,879	(2,528)	24,862	9,963
Net income	$8,584	$21,637	$55,908	$65,215

Earnings per common share:
Basic	$0.63	$1.55	$4.03	$4.65
Diluted	$0.63	$1.54	$4.02	$4.64

Shares used in per share calculations:
Basic	13,731	13,869	13,799	13,929
Diluted	13,763	13,904	13,830	13,962

WD-40 COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Fiscal Year Ended August 31,
	2019	2018
Operating activities:
Net income	$55,908	$65,215
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,593	7,800
Net gains on sales and disposals of property and equipment	(99)	(164)
Deferred income taxes	(4)	(7,186)
Stock-based compensation	4,446	4,195
Unrealized foreign currency exchange losses (gains), net	651	(302)
Provision for bad debts	67	121
Changes in assets and liabilities:
Trade accounts receivable	(7,318)	(5,635)
Inventories	(4,800)	(1,299)
Other assets	5,802	(5,353)
Accounts payable and accrued liabilities	(7,948)	6,107
Accrued payroll and related expenses	879	590
Other long-term liabilities and income taxes payable	7,674	733
Net cash provided by operating activities	62,851	64,822

Investing activities:
Purchases of property and equipment	(13,282)	(12,356)
Proceeds from sales of property and equipment	383	458
Purchases of intangible assets	-	(175)
Purchases of short-term investments	-	(83,704)
Maturities of short-term investments	219	166,984
Net cash provided by (used in) investing activities	(12,680)	71,207

Financing activities:
Treasury stock purchases	(29,625)	(22,616)
Dividends paid	(32,889)	(29,585)
Proceeds from issuance of common stock	-	215
Proceeds from issuance of long-term senior notes	-	20,000
Repayments of long-term senior notes	(800)	(400)
Net (repayments) proceeds from revolving credit facility	(2,912)	(87,200)
Shares withheld to cover taxes upon conversion of equity awards	(2,783)	(1,823)
Net cash used in financing activities	(69,009)	(121,409)
Effect of exchange rate changes on cash and cash equivalents	(2,795)	(2,836)
Net increase (decrease) in cash and cash equivalents	(21,633)	11,784
Cash and cash equivalents at beginning of period	48,866	37,082
Cash and cash equivalents at end of period	$27,233	$48,866